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                                                                    EXHIBIT 3.36

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                         EQUISTAR VIRGINIA COMPANY, LLC

        This Limited Liability Company Agreement (this "Agreement") of MeriStar Laundry, LLC, is entered into between MeriStar Hospitality Operating Partnership, L.P. ("MeriStar Hospitality") and MeriStar Acquisition Company, LLC ("MeriStar Acquisition"), as members (collectively, the "Members" and individually, a "Member").

        The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C.
Section 18-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

         1. Name. The name of the limited liability company formed hereby is EquiStar Cleveland Company, LLC (the "Company").

         2. Purpose. The company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

         3. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

         4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporate Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

         5. Members. The names and the business, residence or mailing addresses of the Members are as follows:

               Name                                Address
               ----                                -------
               MeriStar Hospitality Operating      1010 Wisconsin Avenue, NW
                  Partnership, L.P.                Washington, DC  20007

               MeriStar Acquisition Company, LLC   1010 Wisconsin Avenue, NW
                                                   Washington, DC  20007

        6. Powers. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all
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powers, statutory or otherwise, possessed by member under the laws of the State of Delaware. Christopher L. Bennett is hereby designated as an authorized person, with the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

         7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of its members, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (d) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

         8. Capital Contributions. The Members have contributed the following amounts, in cash, and no other property, to the Company:

               MeriStar Acquisition                $1.00
                  Company, LLC

               MeriStar Hospitality Operating
                  Partnership, L.P.                $99.00

         9. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

         10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion tot he capital contributions of the Members.

         11. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

         12. Assignments. A Member may not assign in whole or in part his limited liability company interest.

         13. Resignation. A Member may not resign from the Company.

         14. Liability of Members. The Members shall bot have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

         15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
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               IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 1st day of January, 2001.


                   MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P. a Delaware limited partnership

                   By:    MeriStar Hospitality Corporation
                          a Maryland corporation, general partner



                          By: ______________________________________
                          Name:  Christopher L. Bennett
                          Title:    Vice President, Legal



                   MERISTAR ACQUISITION COMPANY, LLC
                   a Delaware limited liability company

                   By: Meristar Hospitality Operating Partnership, L.P. a Delaware limited partnership

                   By:    MeriStar Hospitality Corporation
                          a Maryland corporation, general partner


                   By: ______________________________________
                   Name:  Christopher L. Bennett
                   Title:    Vice President, Legal